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   DATE:              January 15, 1997
   TO:                Jim Bennett
   FROM:              David Schwartz
   SUBJECT:


                            CONFIDENTIAL


   This letter will confirm our discussions concerning the most appropriate utilization of your expertise and experience after you decide to leave your present position as Executive Vice
   President/Chief Operating Officer of Bio-Rad ("Present Position"), in return for your signing this "non-compete" agreement.

   1. You will give Bio-Rad at least six months' notice if you decide to leave your Present Position. Additionally, you will provide such notice so that, including the hours worked under Paragraph 3 below, your total hours worked in any year in which the end of the six-month notice period occurs will not exceed 999 hours.

   2. You will be nominated by the management of Bio-Rad to continue as a member of the Board of Directors; and if this nomination is ratified by the shareholders, you will remain a director for a minimum of three years.

   3. After you leave your present Position, you will continue as an employee taking on a variety of assignments as mutually agreed to with the CEO for a total of six weeks of cumulative work during each twelve-month period, for up to five consecutive 12-month periods following your leaving your Present Position.

       You will be paid for the six weeks of cumulative work per twelve-month period at the weekly rate of $2,500/week, plus the same weekly pay rate as is in effect for your Present Position when your notice period ends. If you cease being a Director, the cumulative weekly payments shall be reduced by $2,500. This salary will be paid in 24 equal installments during each 12-month period. Mutually agreed assignments extending beyond the six weeks of cumulative work will be compensated at the same weekly pay rate as is in effect when your notice period ends.

       Medical, dental, vacation, sick leave, profit sharing, bonus, further grants of stock options, and any other benefits or payments not excepted in this letter will cease when you leave your Present Position.

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   4.  You will be permitted to exercise all vested stock options granted to you prior to leaving your Present Position. If you become unable to carry out your assigned duties under this letter, or if you retire, the Stock Option Committee has granted you the right to exercise your stock options for up to two years after you cease employment.

   5. If you compete in any way with Bio-Rad during the term of your employment, or two years thereafter, you will forfeit your right to exercise your stock options and to receive the payments provided for in this letter.

   If this letter correctly confirms our agreement, please sign in the space provided for below and return one original to me. The other original is for your files.

   Cordially,


   /s/ David Schwartz
       David Schwartz


   I hereby confirm and agree to the conditions of the agreement as stated above.




   /s/ James J. Bennett
       James J. Bennett